EXECUTIVE EMPLOYMENT AGREEMENT

      THIS AGREEMENT is made effective as of February 15, 1996 by PACE Health Management Systems, Inc., 1025 Ashworth Road, West Des Moines, Iowa 50265, an Iowa corporation (the "Company") and Mark J. Emkjer, 4310 Oakwood Lane, West Des Moines, Iowa 50265 ("Emkjer").

1. Employment. The Company hereby employs Emkjer as its Chief Executive Officer and as a Director on the Board of Directors for an indefinite term commencing March 18, 1996 (the "Commencement Date"). This employment is full-time, and Emkjer agrees to perform the duties as are customary to these offices, and those duties assigned to him from time-to-time by the Board of Directors.

2.   Compensation and Benefits; Reimbursement of Expenses.

      2.1 Salary. Emkjer's base salary is $165,000 annually, payable in semi-monthly installments, less required withholdings for taxes, the employee's portion of FICA, et cetera.

      2.2 Benefits. Emkjer is entitled to receive the medical, disability, and life insurance coverage, and the vacation, sick leave and holiday benefits, as are made available to the Company's top executive personnel, all in accordance with the Company's benefits program in effect from time to time.

      2.3 Signing Bonus. The Company will pay Emkjer on a one time basis $10,000 to compensate him for the incidental expenses associated with moving from California to Iowa, not covered by Section 2.7.

      2.4 Annual Bonuses. In addition to Emkjer's base salary, either as set initially by this Agreement, or by the Board after an annual review, Emkjer may receive an annual bonus of up to 50% of his base compensation. Bonuses will be determined by the Board and based on goals determined by the Board in the areas of a) financial performance, b) stock price appreciation, and c) operating objectives.

      2.5 Stock Options. The Company grants Emkjer the following stock options:

            (a) 100,000 shares of common stock of the Company pursuant non-qualified stock options, with an exercise price of $2.50 per share, and with vesting of 20% of the shares on each of the first five anniversaries of the Commencement Date, if Emkjer is still employed on that anniversary.

            (b) 110,000 shares of common stock of the Company, pursuant to non-qualified stock options, with an exercise price of $1.00 per share, with vesting to take place as follows:

                  (i) 35,000 shares when Emkjer has purchased a home and relocated his family to Des Moines, and

                  (ii) 15,000 shares vesting on each of the first five anniversaries of the Commencement Date, if Emkjer is still employed on that anniversary.

           Although this option is not issued pursuant to the Company's qualified incentive stock option plan, it must be exercised in accordance with the terms of the Company's qualified incentive stock option plan.

      2.6 Reimbursement of Expenses. The Company will reimburse Emkjer for expenses, including those for travel, meals, and entertainment, incurred by Emkjer in connection with and reasonably related to the furtherance of the Company's business.

      2.7 One-time Moving Expense Reimbursement. The Company will promptly reimburse Emkjer for the cost of selling his home and relocating his family from San Ramon, California, to Des Moines, Iowa. These costs include, among other things, monthly payments on the loan secured by Emkjer's California residence for each month that Emkjer also is maintaining a home in Iowa (provided Emkjer is taking reasonable steps to sell his California residence), the sales commission on his present home in California, home loan and moving expenses for Emkjer and his family. The Company will reimburse Emkjer for these expenses upon Emkjer providing reasonable documentation regarding the expenses.

      2.8 Annual Review of Emkjer's Performance. On each anniversary of the Commencement Date, the Board of Directors of the Company will review Emkjer's employment performance and all elements of his compensation. The Board will consider whether to increase any component of Emkjer's compensation, but in no event will the Board reduce Emkjer's compensation without the written consent of Emkjer.

3. Change of Control. If there is a Change of Control of the Company (as defined below), all unvested options then granted to Emkjer on the date of the Change of Control will be vested immediately.

      A "Change of Control" of the Company has occurred when:

      (a) in one transaction or a series of related transactions, the sale or other transfer of voting power (including voting power exercisable on a contingent or deferred basis as well as immediately-exercisable voting power) representing effective control of the Company is made to a person or group of related persons who, on the date of this Agreement, is not affiliated (within the meaning of the Securities Act of 1933) with the Company, whether the sale or transfer results from a tender offer or otherwise; or

      (b) a merger or consolidation in which the Company is a constituent corporation, and in which the Company's shareholders immediately prior to the merger or consolidation, will beneficially own, immediately after it, securities of the Company or any surviving or new corporation resulting therefrom, having less than a majority of the voting power of the Company or any surviving or new corporation; or

      (c) a sale, lease, exchange or other transfer or disposition by the Company of all or substantially all its assets to any person or group of related persons.

4. Severance. If the Company discharges Emkjer without cause, then the Company shall pay to Emkjer, as consideration for the post employment covenants herein, on the thirtieth day of each of the 6 months following the termination, an amount equal to Emkjer's then current monthly base salary, provided however, the Company shall no longer be obligated to make such payments if Emkjer has violated the post employment covenants herein.

5.    Termination.

      5.1 Events of Termination. The employment of Emkjer will terminate on the occurrence of any of the following events, with the last day of Emkjer's employment (whether pursuant to notice or otherwise) being referred to as the "Termination Date":

            (a)   Emkjer dies;

            (b) The Company, by written notice to Emkjer or his personal representative, discharges Emkjer due to his inability to perform the duties assigned to him for a continuous period exceeding 90 days by reason of injury, physical or mental illness or other disability, which condition has been certified by a physician. But, prior to discharging Emkjer pursuant to this subparagraph, the Company must give a written statement of findings to Emkjer or his personal representative setting forth specifically the nature of the disability and the resulting performance failures. Emkjer will have a period of ten (10) days thereafter to respond in writing to the Board of Directors' findings;

            (c) Emkjer is discharged by the Board of Directors of the Company for cause. In this Agreement, the term "cause" means:

                  (i) Emkjer's conviction of (or pleading guilty or nolo contendere to) a felony or misdemeanor involving dishonesty or moral turpitude; or

                  (ii) (a) The willful and continued failure of Emkjer to substantially perform his duties with the Company (other than a failure resulting from illness or disability) after a demand for substantial performance is requested by the Company's Board of Directors, which specifically identifies the manner in which it is claimed Emkjer has not substantially performed his duties, or (b) Emkjer is willfully engaged in misconduct which has a direct and material adverse monetary effect on the Company. For purposes of this subpart (ii), no act or failure to act on Emkjer's part shall be considered "willful" unless done, or omitted to be done, by Emkjer in bad faith and without reasonable belief that Emkjer's action or omission was in the best interest of the Company. No termination may occur for cause pursuant to this subpart (ii) unless Emkjer has been provided with specific information as to the acts or omissions which form the basis of the allegation of cause, and Emkjer has had an opportunity to be heard, with counsel if he so desires, before the Board of Directors and the Board determines that Emkjer was guilty of conduct constituting "cause" as defined, specifying the particulars thereof in detail;

            (d) Emkjer is discharged by the Board of Directors of the Company without cause, which the Company may do at any time after 90 days notice to Emkjer;

            (e) Emkjer voluntarily terminates his employment due to a default by the Company in the performance of any of its obligations in this Agreement, and the default remains uncured by the Company more than ten days following its receipt of written notice from Emkjer; or

            (f) Emkjer voluntarily terminates his employment for any reason other than the Company's default, which Emkjer may do at any time after 90 days notice to the Company.

6. Proprietary Information; Developments. Emkjer must not, during his employment by the Company or any time thereafter, disclose any Proprietary Information (as trade secret is defined in the Uniform Trade Secrets Act) to any third party, without the written consent of the Board of Directors. Emkjer hereby assigns all works of authorship, inventions or trade secrets developed by him, either alone or with others, and within the scope of his employment, to the Company. Emkjer also agrees to provide the Company, at the Company's expense, the reasonable effort necessary to perfect or enforce its rights in these assets.

7. Emkjer's Post-Employment Covenants. For a period of one year following the Termination Date, for whatever reason, Emkjer agrees:

      (a) He will not, directly or indirectly, whether for his own account or as an individual, employee, director, consultant or advisor, or in any other capacity whatsoever, provide services to any person, firm, corporation or other business enterprise that is involved in the conception, development or marketing of any products or services that are or maybe competitive with either (i) the products and services manufactured and/or marketed by Company prior to Emkjer's termination, or (ii) products and/or services which the Company is in the process of developing prior to Emkjer's termination, unless he obtains the prior written consent of the Board of Directors.

      (b) He will not, directly or indirectly, encourage or solicit, or attempt to encourage or solicit, any individual to leave the Company's employ for any reason, or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees.

      (c) He will not induce, or attempt to induce, any customer, supplier, distributor, licensee or any other party having a business relationship with the Company to cease doing business with the Company, or in any way interfere with the existing business relationship between any customer, supplier, distributor, licensee or any other party and the Company.

      (d) The parties do not intend to interfere with Emkjer's ability to obtain gainful employment after the Termination Date for any period of time unless Emkjer has received payment as required by Section 4 above for the time period in question. Regardless of whether the post employment covenants are applicable Emkjer shall at all times be forbidden from engaging in unfair competition against the Company.

8. Remedy for Breach. Emkjer acknowledges that money damages may not be sufficient to compensate the Company for any loss incurred by reason of a breach of Emkjer of paragraphs 6 or 7 of this Agreement. Therefore, Emkjer agrees that equitable relief, by injunction or otherwise, ought to be available to the Company for any breach by him of paragraph 6 or 7, in addition to any other remedies to which the Company may be entitled.

9. Arbitration. Any dispute between the parties relating in any way to this agreement shall be resolved by binding arbitration of the American Arbitration Association in Des Moines, Iowa in accordance with the Association's commercial rules, and judgment may be entered upon the award by any court having appropriate jurisdiction thereof. Any questions concerning arbitrability shall be determined by the arbitrator.

      The filling of a lawsuit to obtain injunctive relief shall not be deemed to be a waiver of the right to arbitrate. A petition for a temporary restraining order shall be determined by the court, but issues relating to a preliminary injunction, a permanent injunction and/or damages shall be resolved by the arbitrator.

      If any restriction imposed on Emkjer by this Agreement is determined to be unreasonably broad, then the arbitrator may limit the scope of the restriction and may enforce the restriction as limited.

10. Attorney Fees. In any arbitration or court proceeding involving any dispute relating to this Agreement, the prevailing parties shall be entitled to reasonable attorneys fees and costs.

11. Miscellaneous. This Agreement is governed, both as to validity and performance, by the laws of the State of Iowa, but, Iowa conflicts laws must not be applied by a court or arbitrator so as to apply the substantive law of another jurisdiction. This is the entire Agreement of the parties, and it merges any prior agreements or understandings of the parties related to the employment of Emkjer by the Company. If any provision of this Agreement is determined by a court or arbitrator of competent jurisdiction to be invalid or unenforceable, the remaining terms of the contract will nevertheless continue, and the parties or a court or arbitrator will endeavor to interpret those terms so as to give effect to the intention of the parties. The failure of a party to enforce any term of this Agreement will not be construed as a wavier of that term, nor will it prevent that party from enforcing that term or any other term of this Agreement. Any lawsuit between the parties relating in any way to this Agreement must be filed only in the State or Federal Court situated in Polk County, Iowa. This Agreement may be amended or supplemented only by a writing signed by each party. This Agreement, or any amendments or supplements to it, may be signed in counterparts. All notices required or permitted by this Agreement must be mailed or sent by facsimile transmission to the party at the address listed in the preamble, except as a party otherwise designates in writing. Notices are deemed received three days after mailing by US mail postpaid, registered or certified, or immediately if sent by facsimile transmission. This Agreement binds the heirs, successors, and assigns of each party, but, the obligations imposed on each party by this Agreement must not be delegated without the written consent of each party, but, the Company may assign all its rights and obligations under this Agreement to a successor by merger or sale of substantially all of its assets.

      IN WITNESS WHEREOF, the Company and Emkjer have signed this Agreement effective the date written in the preamble.

PACE HEALTH MANAGEMENT                       MARK J. EMKJER
SYSTEMS, INC.


By:________________________________          /s/ MARK J. EMKJER

Date Signed:________________________         Date Signed: February 15, 1996